EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement (No. 333-101551) on Form S-1 of Entheos Technologies, Inc. of our report dated March 25, 2008, on our audits of the consolidated balance sheets of Entheos Technologies, Inc. and Subsidiaries ("the Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated March 25, 2008, contains an explanatory paragraph that states that the accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in the consolidated financial statements, the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

March 10, 2009
Seattle, Washington